                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 --------------
                                 SCHEDULE 13E-3
                        RULE 13E-3 TRANSACTION STATEMENT
       (PURSUANT TO SECTION 13(e) OF THE SECURITIES EXCHANGE ACT OF 1934)
                                (AMENDMENT NO. 3)
                                 --------------
                                    COHR Inc.
                              (Name of the Issuer)

                           TCF Acquisition Corporation
                           Three Cities Fund II, L.P.
                          Three Cities Offshore II C.V.
                       (Name of Persons Filing Statement)

                     Common Stock, par value $0.01 per share
                         (Title of Class of Securities)

                            192567105 - Common Stock
                      (CUSIP Number of Class of Securities)

                                J. William Uhrig
                           TCF Acquisition Corporation
                         c/o Three Cities Research, Inc.
                               650 Madison Avenue
                            New York, New York 10022
                            Telephone: (212) 605-3217
   (Name, Address and Telephone Number of Person Authorized to Receive Notices
           and Communications on Behalf of Person(s) Filing Statement)
                                 --------------
                                 with a copy to:
                            David W. Bernstein, Esq.
                               Rogers & Wells LLP
                                 200 Park Avenue
                          New York, New York 10166-0153
                            Telephone: (212) 878-8342

This statement is filed in connection with (check the appropriate box):

         a. / / The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C, or Rule 13e-3(c) under the Securities Exchange Act of 1934

         b. / / The filing of a registration statement under the Securities Exchange Act of 1933.

         c. /X/ A tender offer.

         d. / / None of the above.

/X/ Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies. / /

                            Calculation of Filing Fee
--------------------------------------------------------------------------------

      Transaction Value - $21,760,466(1)            Filing Fee - $4,352.09
--------------------------------------------------------------------------------

/X/ Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

Amount previously paid:    $4,352.09                    Filing parties:   TCF Acquisition Corporation
                                                                          Three Cities Fund II, L.P.
                                                                          Three Cities Offshore
Form or registration no.:  14D-1                        Date filed:       January 4, 1999.
                           Combined 14D-1 and 13D                         February 5, 1999

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(1)  Transaction Value based upon the tender of the 3,347,764 shares of COHR
     Inc. Common Stock not owned by the Purchaser and the Three Cities Funds at $6.50 per share.

         This Amendment No. 3 amends and supplements the Rule 13E-3 Transaction Statement on Schedule 13E-3 originally filed with the Securities and Exchange Commission on January 4, 1999, Amendment No. 1 thereto, filed on February 5, 1999, and Amendment No. 2 thereto, filed on February 19, 1999 (the "Schedule 13E-3"), by TCF Acquisition Corporation, a Delaware corporation, Three Cities Fund II, L.P., a Delaware limited partnership, and Three Cities Offshore II C.V., a Netherlands Antilles partnership.

ITEM 17. MATERIAL TO BE FILED AS EXHIBITS.

         (g)      (6)      Text of press release issued on February 19, 1999.(1)

---------------------------------

(1) Incorporated by reference to Amendment No. 3 to the 13-D/Amendment No. 4 to the 14D-1 filed by TCF Acquisition Corporation, Three Cities Fund II, L.P. and Three Cities Offshore II C.V. on February 22, 1999.

SIGNATURE


         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February 22, 1999.


                           TCF ACQUISITION CORPORATION


                           By:      /s/  J. William Uhrig*
                                   ---------------------------------------------
                                    J. William Uhrig
                                    President


                           THREE CITIES FUND II, L.P.

                           By:      TCR Associates, L.P.,
                                    its general partner

                                    By:    Three Cities Research, Inc.,
                                           its general partner


                                           By:      /s/  Willem de Vogel*
                                                    ---------------------------
                                                    Willem de Vogel
                                                    President


                          THREE CITIES OFFSHORE II C.V.

                          By:      TCR Offshore Associates, L.P.,
                                   its general partner

                                   By:      Three Cities Associates, N.V.,
                                            its general partner


                                            By:      /s/  J. William Uhrig
                                                     ---------------------------
                                                     J. William Uhrig
                                                     Sole Stockholder


                          *By:     /s/  David W. Bernstein
                                   ---------------------------------------------
                                   David W. Bernstein
                                   Attorney-in-Fact